SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934
                          [Amendment No. _________]

Filed by the Registrant _X_
Filed by a Party other than the Registrant ___

Check the appropriate box:

___  Preliminary Proxy Statement
___ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
_X_  Definitive Proxy Statement
___  Definitive Additional Materials
___  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                 CET ENVIRONMENTAL SERVICES, INC.
                (Name of Registrant as Specified in Its Charter)

                       CET ENVIRONMENTAL SERVICE, INC.
                   (Name of Person(s) Filing Proxy Statement)

                       CET ENVIRONMENTAL SERVICES, INC.
                          7032 South Revere Parkway
                          Englewood, Colorado 80112
                                (720) 875-9115

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MAY 31, 2001


TO THE SHAREHOLDERS OF CET ENVIRONMENTAL SERVICES, INC.:

     NOTICE HEREBY IS GIVEN that the Annual Meeting of Shareholders of CET Environmental Services, Inc., a California corporation (the "Company"), will be held at the Denver Marriott Courtyard Tech Center, 6565 South Boston Street, Englewood, Colorado, on Thursday, May 31, 2001, at 9:00 a.m., Mountain Time, and at any and all adjournments thereof, for the purpose of considering and acting upon the following matters.

     1. The election of four (4) Directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

     2. The ratification of the appointment of Grant Thornton LLP, as the Company's independent auditors; and

     3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of the no par value common stock of the Company of record at the close of business on April 18, 2001, will be entitled to notice of and to vote at the Meeting or at any adjournment or adjournments thereof. The proxies are being solicited by the Board of Directors of the Company.

     All shareholders, whether or not they expect to attend the Annual Meeting of Shareholders in person, are urged to sign and date the enclosed Proxy and return it promptly in the enclosed postage-paid envelope which requires no addi-

tional postage if mailed in the United States. The giving of a proxy will not affect your right to vote in person if you attend the Meeting.


                                   BY ORDER OF THE BOARD OF DIRECTORS


                                   STEVEN H. DAVIS, PRESIDENT

Englewood, Colorado
April 20, 2001

                       CET ENVIRONMENTAL SERVICES, INC.
                          7032 South Revere Parkway
                          Englewood, Colorado 80112
                                (720) 875-9115
                        ______________________________

                               PROXY STATEMENT
                        ______________________________

                        ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MAY 31, 2001

                             GENERAL INFORMATION

     The enclosed Proxy is solicited by and on behalf of the Board of Directors of CET Environmental Services, Inc., a California corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders to be held at the Denver Marriott Courtyard Tech Center, 6565 South Boston Street, Englewood, Colorado, on Thursday, May 31, 2001, at 9:00 a.m., Mountain Time, and at any adjournment thereof. It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to the Company's shareholders on or about May 2, 2001.

     Any person signing and returning the enclosed Proxy may revoke it at any time before it is voted by giving written notice of such revocation to the Company, or by voting in person at the Meeting. The expense of soliciting proxies, including the cost of preparing, assembling and mailing this proxy material to shareholders, will be borne by the Company. It is anticipated that solicitations of proxies for the Meeting will be made only by use of the mails; however, the Company may use the services of its Directors, Officers and employees to solicit proxies personally or by telephone, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of the Company's shares held of record by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses incurred by them in that connection.

     All shares represented by valid proxies will be voted in accordance therewith at the Meeting.

     The Company's Annual Report for the year ended December 31, 2000, is being simultaneously mailed to the Company's shareholders, but does not constitute part of these proxy soliciting materials.

                       SHARES OUTSTANDING AND VOTING RIGHTS

     All voting rights are vested exclusively in the holders of the Company's no par value common stock, with each share entitled to one vote. Only shareholders of record at the close of business on April 18, 2001, are entitled to notice of and to vote at the Meeting or any adjournment thereof. On April 18, 2001, the Company had 6,266,003 shares of its no par value common stock outstanding, each share of which is entitled to one vote on all matters to be voted upon at the Meeting. Under California law, shareholders are permitted to cumulate votes for the election of directors whose names have been placed in nomination.
Therefore, in voting for directors, each outstanding share of Common Stock would be entitled to four votes which may be cast for one candidate or distributed in any manner among the nominees for director. However, the right to cumulate votes in favor of one or more candidates may not be exercised until the candidate or candidates have been nominated and any shareholder has given notice at the Annual Meeting of the intention to cumulate votes.

     The proxy holders (if authority to vote for one or more nominees is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the Board of Directors nominees as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for whom authority to vote has not been withheld.

     A majority of the Company's outstanding common stock represented in person or by proxy shall constitute a quorum at the Meeting.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of shares of the Company's no par value common stock owned beneficially, as of April 18, 2001, by any person, who is known to the Company to be the beneficial owner of 5% or more of such common stock, and, in addition, by each Director, Nominee for Director, and Executive Officer of the Company, and by all Directors, Nominees for Director and Executive Officers of the Company as a group. Information as to beneficial ownership is based upon statements furnished to the Company by such persons.

    NAME AND ADDRESS               AMOUNT AND NATURE OF             PERCENT
  OF BENEFICIAL OWNERS             BENEFICIAL OWNERSHIP             OF CLASS

Craig C. Barto                         713,554 (1)                   11.4%
2440 Bayshore Drive
Newport Beach, CA 92663

Steven H. Davis                      1,325,623 (2)                   21.2%
7032 S. Revere Parkway
Englewood, CO  80112

George Pratt                            11,000 (3)                     *
2208 Argyle Circle
Plano, TX  75023

John D. Hendrick                        11,100 (4)                     *
5030 West Maplewood Place
Littleton, CO  80123

Dale W. Bleck                            8,000 (5)                     *
7032 S. Revere Parkway
Englewood, CO  80112

Douglas W. Cotton                      634,314 (6)                   10.1%
Four Bowditch
Irvine, CA 92720

John G. L. Hopkins                     420,440                        6.7%
24111 Dove Lane, N.W.
Poulsbo, WA  98370

All directors, nominees for          2,069,277                       32.9%
director and executive officers
as a group (5 persons)
__________________

* Less than 0.1%.

(1) Includes 703,554 shares held directly and 10,000 shares underlying stock options exercisable within 60 days.

(2) Includes 1,187,907 shares held directly and 64,060 shares held by the wife of Mr. Davis. Also includes 73,656 shares held by relatives of Mr. Davis of which he disclaims beneficial ownership.

(3) Includes 1,000 shares held directly and 10,000 shares underlying stock options exercisable within 60 days held by Mr. Pratt.

(4) Includes 1,100 shares held directly and 10,000 shares underlying stock options exercisable within 60 days held by Mr. Hendrick.

(5) Represents shares underlying stock options exercisable within 60 days held by the named person.

(6) Includes 632,414 shares held directly and 1,900 shares held jointly with Mr. Cotton's wife.

     There are no known agreements, the operation of which may at a subsequent date result in a change in control of the Company.

                             ELECTION OF DIRECTORS

     The number of Directors of the Company is currently set at four (4) members. The Board of Directors recommends the election as Directors of the four (4) nominees listed below, to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified or until their earlier death, resignation or removal. Each of the current members of the present Board of Directors has been nominated for reelection. The persons named as "Proxies" in the enclosed form of Proxy will vote the shares represented by all valid returned proxies in accordance with the specifications of the shareholders returning such proxies. If at the time of the Meeting any of the nominees named below should be unable to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

     The following table sets forth the name and age of each nominee for Director, indicating all positions and offices with the Company presently held, and the period during which each person has served as a Director:

                                          POSITIONS AND OFFICES
      NAME              AGE            HELD AND TERM AS A DIRECTOR

Craig C. Barto          43       Director since 1991

Steven H. Davis         47       Chief Executive Officer, President,
                                 Secretary and Director since 1991

George Pratt            68       Director since 1998

John D. Hendrick        57       Director since November 2000


     There is no family relationship between any Director, Nominee for Director or Executive Officer of the Company.

     The Company has no Nominating Committee, but does have an Audit Committee and a Compensation Committee.

     The Audit Committee presently consists of Craig C. Barto, George Pratt and John D. Hendrick. The Audit Committee reviews financial statements and data with the Company's independent accountants before the information and data are released to the public. During 2000, the Audit Committee met one (1) time.

     The Compensation Committee presently consists of Craig C. Barto and George Pratt. The Compensation Committee reviews compensation matters relating to the Executive Officers of the Company and makes recommendations to the Board of Directors. The Compensation Committee met one (1) time during 2000.

     Dale W. Bleck currently serves as an advisor to the Audit Committee, and Steven H. Davis serves as an advisor to the Compensation Committee.

     Set forth below are the names of all directors, nominees for director and executive officers of the Company, all positions and offices with the Company held by each such person, the period during which he has served as such, and the principal occupations and employment of such persons during at least the last five years:

     CRAIG C. BARTO has been a Director of the Company since 1991. He is also the President and Chairman of the Board of Directors of Signal Hill Petroleum, Inc., Barto/Signal Petroleum, Inc., Signal Hill Operating, Inc., and Signal Oil and Refining, Inc., which operate businesses such as Paramount and Fletcher oil refineries. A graduate of UCLA with a degree in Economics, Mr. Barto was instrumental in the growth of the Signal Hill Petroleum companies in the oil business in 1979 with the reclamation of a marginal operation in the West Newport Oil Field in Orange County, California. In addition to the oil and gas operations, Mr. Barto is also responsible for the commercial and residential development of over 100 acres of some of the last undeveloped hilltop property in Southern California.

     STEVEN H. DAVIS has served as the Company's Chief Executive Officer, President and a Director since 1991. Prior to that time he was operating partner of Lincoln Property Company which developed over 3 million square feet of buildings in California, Nevada and Colorado. He has almost 20 years of experience in construction, financing and developing industrial real estate.
Mr. Davis graduated from Brown University with an emphasis in Economics and obtained an MBA from the University of Southern California. As President, Mr.

Davis manages the Company's business affairs and has been instrumental in securing financing, negotiating bonding agreements, projecting and analyzing the feasibility of expansion, mergers and acquisitions, and formulating business relationships with customers, financial entities and the legal community.

     GEORGE PRATT has been a Director of the Company since July 1998. Since June 1993, Mr. Pratt has been employed by Pratt Associates, Inc, which provides professional services in the area of corporate finance, merger-acquisition analysis for small high technology companies, and providing services to the legal profession such as valuations of securities and privately owned companies for estate purposes and research and testimony for securities-related litigation. From April 1988 to January 1993, he was Chairman and Chief Executive Officer of Computer Automation, Inc., a manufacturer of computer systems and automatic test equipment. Mr. Pratt received a B.B.A. Degree in Finance from Hofstra University in 1958.

     JOHN D. HENDRICK has been a Director of the Company since November 2000. Since March 2000, Mr. Hendrick has been General Manager of the Centennial Water & Sanitation District in Highlands Ranch, Colorado. From 1996 to 2000, he was owner of Hendrick Consulting, which provided consulting services for water resources and water supply matters. Mr. Hendrick has over thirty years experience in the water industry in various capacities including hydrologist, engineer, manager and consultant. Mr. Hendrick received a Bachelor's Degree in Agricultural Engineering from Cornell University in 1965, a Master's Degree in Agricultural Engineering from the University of Illinois in 1967 and a Ph.D in Hydrology and Water Resources from Colorado State University in 1972.

     DALE W. BLECK has been Chief Financial Officer since September 1999, and he has been employed by the Company since March 1999. From May 1998 to March 1999, he was Chief Financial Officer of Spartan Steel Products, Inc., a distributor of steel products in Evergreen, Colorado. From January 1987 to May 1998, he was Controller (until April 1991) and then Corporate Analyst for Western Dairymen
Cooperative, Inc., a dairy cooperative in Thornton, Colorado.   Mr. Bleck
received a B.S. Degree in Accounting from Illinois State University in 1972 and a M.B.A. Degree from Colorado State University in 1998. Mr. Bleck is 50 years old.

     The Company's Board of Directors held four (4) meetings during the year ended December 31, 2000. Each Director attended at least 75% of the aggregate number of meetings held by the Board of Directors and its Committees during the time each such Director was a member of the Board or of any Committee of the Board.

     The Company's executive officers hold office until the next annual meeting of directors of the Company, which currently is scheduled for May 31, 2001. There are no known arrangements or understandings between any director or exe-

cutive officer and any other person pursuant to which any of the above-named executive officers or directors was selected as an officer or director of the Company.

     No event occurred during the past five years which is material to an evaluation of the ability or integrity of any Director or person nominated to be Director or Executive Officer of the Company.

SECTION 16(A) BENEFICIAL REPORTING COMPLIANCE

     Based solely on a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year, and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year and certain written representations, no persons who were officers and directors of the Company failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year, except that John D. Hendrick reported an option late in an amendment to a Form 3.

                                 COMPENSATION

     The following table sets forth information concerning the compensation received for services rendered in all capacities to the Company for the years ended December 31, 2000, 1999 and 1998, by the Company's President and each other executive officer whose compensation exceeded $100,000 during such years.

                          SUMMARY COMPENSATION TABLE

                                                            LONG-TERM COMPENSATION
                                                     ---------------------------------
                           ANNUAL COMPENSATION            AWARDS           PAYOUTS
                     ------------------------------  ----------------- ---------------
                                                             SECURI-
                                                             TIES
                                          OTHER              UNDERLY-
                                          ANNUAL   RE-       ING               ALL
                                          COMPEN-  STRICTED  OPTIONS/          OTHER
NAME AND PRINCIPAL                        SATION   STOCK     SARs     LTIP    COMPEN-
POSITION            YEAR SALARY   BONUS   (1)      AWARD(S)  (NUMBER) PAYOUTS SATION
------------------  ---- ------   -----   ------   --------  -------- ------- -------
Steven H. Davis,    2000 $125,000 $    0  $1,082      0          0       0     $0
President and       1999 $200,008 $    0  $3,038      0          0       0     $0
Chief Executive     1998 $123,820 $    0  $  984      0          0       0     $0
Officer

John G.L. Hopkins,  1998 $ 61,592 $    0  $   28      0          0       0     $0
Senior Vice Presi-
dent - Federal
Programs (2)

Douglas W. Cotton,  2000 $117,204 $    0  $1,625      0          0       0     $0
Executive Vice      1999 $282,692 $    0  $4,241      0          0       0     $0
President and       1998 $120,841 $    0  $1,105      0          0       0     $0
Chief Operating
Officer (3)

Rick C. Townsend,   1998 $132,011 $    0  $1,632      0          0       0     $0
Chief Financial
Officer (4)
_______________

(1)  Includes 401K contributions by the Company.

(2)  Mr. Hopkins resigned on July 1, 1998.


                                       6

(3)  Mr. Cotton resigned on September 27, 2000.

(4)  Mr. Townsend's employment was terminated on August 18, 1998.


     The Company has no formal employment agreements with any of its Executive Officers.

COMPENSATION OF DIRECTORS

     Beginning in August 1998, members of the Board of Directors receive a fee of $1,000 per Board meeting attended, including telephone meetings. They are also entitled reimbursement of reasonable travel expenses incurred by them in attending board or committee meetings.

     On August 7, 1998, the Board of Directors granted each of the Company's three non-employee Directors options to purchase 10,000 shares of Common Stock at $1.75 per share. These options were not granted under any plan. The options are exercisable commencing August 7, 1999 until August 7, 2003, except that they will expire three months after the termination of serving as a Director of the Company, for reasons other than death, and one year after termination as a result of death. Robert A. Taylor, who was a Director at that time, resigned in November 1999, and his options subsequently expired unexercised.

     Effective November 14, 2000, the Board of Directors granted options to purchase 10,000 shares of Common Stock at $0.50 per share to John D. Hendrick, a newly elected member of the Board. These options are exercisable commencing November 14, 2001, until November 24, 2005, except that they will expire three months after termination of serving as a Director of the Company, for reasons other than death, and one year after termination as a result of death.

401K PLAN

     The Company has a Non-standardized Cash or Deferred Profit Sharing Plan pursuant to which all eligible employees may contribute a portion of their income. Company contributions to the Profit Sharing Plan are discretionary. The Company does, however, make a matching contribution in the amount of 25 percent of the first six percent of all elective deferrals.

STOCK OPTION PLAN

     On March 1, 1995, the Company adopted an Incentive Stock Option Plan (the "Plan") for key personnel. A total of 550,000 shares of Common Stock are reserved for issuance pursuant to the exercise of stock options (the "Options") which may be granted to full-time employees of the Company. The Plan is currently administered by the Board of Directors. In addition to determining who will be granted Options, the Board of Directors has the authority and discretion to determine when Options will be granted and the number of Options to be granted. The Board of Directors may grant Options intended to qualify for special treatment under the Internal Revenue Code of 1986, as amended ("Incentive Stock Options") and may determine when each Option becomes exercisable, the duration of the exercise period for Options and the form of the instruments evidencing Options granted under the Plan. The Board of Directors may adopt, amend and rescind such rules and regulations as in its opinion may be advisable for the administration of the Plan. The Board of Directors may also construe the Plan and the provisions in the instruments evidencing the Options granted under the Plan and make all other determinations deemed necessary or advisable for the administration of the Plan.

     The Board of Directors has broad discretion to determine the number of shares with respect to which Options may be granted to participants. The maximum aggregate fair market value (determined as of the date of grant) of the shares as to which the Incentive Stock Options become exercisable for the first time during any calendar year may not exceed $100,000. The Plan provides that the purchase price per share for each Incentive Stock Option on the date of grant may not be less than 100 percent of the fair market value of the Common Stock on the date of grant. However, any Option granted under the Plan to a person owning more than 10 percent of the Common Stock shall be at a price of at least 110 percent of such fair market value.

     If an optionee ceases to be employed by the Company for any reason other than death or disability, the optionee may exercise all Options within three months following such cessation to the extent exercisable on the date of cessation. If an optionee dies while employed by the Company, or during the three-month period following termination of the optionee's employment, or if the optionee becomes disabled, the optionee's Options, unless previously terminated, may be exercised, whether or not otherwise exercisable, by the optionee or his legal representative or the person who acquires the Options by bequest or inheritance at any time within one year following the date of death or disability of the optionee.

     An Option granted under the Plan is not transferable by the optionee other than by will or by the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by the optionee, his guardian or legal representative.

     In August 1996, the Company filed a registration statement on Form S-8 to register the 550,000 shares of the Company's Common Stock reserved for issuance under the Company's Incentive Stock Option Plan.

     During 1998, unvested options totaling an aggregate amount of 44,800 shares with exercise prices ranging from $3.50 to $7.00 per share were cancelled due to the termination of five employees. In addition, vested options totaling 69,900 shares with exercise prices ranging from $3.50 to $7.00 per share were cancelled due to the termination of seven employees who did not exercise their options prior to the expiration date stipulated in the option agreement. During 1998, one employee exercised options to purchase 4,000 shares at an exercise price of $3.50 per share.

     On January 22, 1999, the Board of Directors granted options to 20 employees to purchase an aggregate of 185,000 shares at exercise prices ranging from $1.75 to $1.925 per share. The options vest over a period of five years and expire five to ten years after the date of grant. In connection with these grants, options to purchase 62,500 shares at exercise prices ranging from $3.50 to $7.70 per share were cancelled.

     During 1999, unvested options totaling an aggregate amount of 42,875 shares with exercise prices ranging from $1.62 to $7.00 per share were cancelled due to the termination of seven employees. In addition, vested options totaling 24,625 shares with exercise prices ranging from $1.62 to $7.00 per share were cancelled due to the termination of seven employees who did not exercise their options prior to the expiration date stipulated in the option agreement.

     As of December 31, 2000, options for 94,600 shares were outstanding at prices ranging from $0.44 to $4.50 per share under this plan.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", which requires entities to calculate the fair value of stock awards granted to employees. This statement provides entities with the option of either electing to expense the fair value of employee stock-based compensation or continuing to recognize compensation expense under existing accounting pronouncements and to provide proforma disclosures of net income and, if presented, income per share, as if the above-mentioned fair market value method of accounting was used in determining compensation expense. Additionally, the statement requires that all equity awards granted to nonemployees such as suppliers of goods and services be recognized based on fair value.

     The Company has elected the proforma method of disclosure. Under this method, the fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions for grants used in 2000, 1999 and 1998: no expected dividends; expected volatility of 84.1%; risk free interest rate of 6.0%; and expected lives of ten years.

     Using these assumptions, the Company's net income(loss) and earnings(loss) per common share would have been:

                                      2000         1999       1998
                                  ----------   ------------  --------
Net income(loss)
  As reported                     $1,040,576   $(3,176,757)  $538,478
  Pro Forma                          974,693    (3,236,694)   454,233

Earnings(loss) per common share
  As reported                     $      .17   $      (.51)  $   0.09
  Pro Forma                       $      .16   $      (.52)  $   0.08

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

     The Board of Directors approved the formation of a Compensation Committee on December 5, 1997. The Compensation Committee has responsibility to recommend salaries and short-term incentive compensation levels for all executive officers. It also will make recommendations concerning bonuses and other incentive compensation for their personnel.

     The Compensation Committee currently consists of one independent non-employee director and one non-employee director who has an ownership interest in excess of 10% and certain other interlocking relationships as, defined by the Securities and Exchange Commission. The President and the CEO serves in an advisory capacity.

     The philosophy of the Compensation Committee is to provide a compensation package for each executive officer that incentivizes the individual to fully support the Company's business objectives and to maximize stockholder value. These compensation packages will generally consist of a base salary, short-term incentives in the form of discretionary cash bonuses, and long-term incentives in the form of stock options.

EXECUTIVE OFFICER COMPENSATION

     The Company's compensation program for executive officers is based on the following principals:

     * Compensation should be reflective of overall Company financial performance and an individual's contribution to the Company's success.

     *  Compensation packages should be based on Competitive practices.

     * A significant portion of overall compensation should be performance based.

     * Long-term incentive compensation should be structured to closely follow increases in stockholder return.

     During 2000, the compensation to Mr. Davis and Mr. Cotton remained at their previous levels.

     Cash bonuses are generally provided on a purely discretionary basis. In 2000 there were no bonuses paid to executive officers.

     The CEO and one other executive officer have significant ownership interests (over 5%) and as a result are highly motivated to maximize stockholder value. The executive officers are also eligible to participate in the Company's Incentive Stock Option Plan. In 2000 the only stock options granted to executive officers was to Dale Bleck, Chief Financial Officer.

     In 1996, Mr. Cotton, Executive Vice President of the Company, took a voluntary reduction in salary from $125,000 to $25,000. His salary was reinstated to $125,000 in December 1997 until his resignation on September 27, 2000. On April 5, 1999, the Board of Directors authorized the payment of $157,692 in deferred salary to Mr. Cotton.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Davis has been CEO of the Company since 1991. In 1996 he took a voluntary reduction in base salary from $125,000 to $65,000. His salary was reinstated to $125,000 in August 1997, and is currently set at that level.
The Board of Directors authorized payment of $75,000 in deferred salary to Mr. Davis on April 5, 1999.

     As a result of the Company not achieving profitability goals in 1999, Mr. Davis was not awarded any cash bonuses, stock options or other form of incentive compensation.

     The Compensation Committee believes future compensation will be based on improvements in Company performance.

       Members of the Compensation Committee:  Craig C. Barto
                                               George Pratt

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The performance graph shown below was prepared using data prepared by Carl Thompson & Associates, Inc. As required by applicable rules of the SEC, the graph was prepared based upon the following assumptions:

     1. $100 was invested in Common Stock, the S&P 500 Composite Index and the Peer Group (as defined below) on December 31, 1995.

     2. Peer Group investment is weighted based on the market capitalization of each individual company within the Peer Group at the beginning of each year.

     3.  Dividends are reinvested on the ex-dividend dates.

     The companies that comprise the Company's Peer Group are as follows:
Sevenson Environmental Services, Inc.; Versar, Inc.; and IT Group, Inc. OHM Corporation and EMCON, which had previously been included in the Company's Peer Group, were acquired by IT Group, Inc. in June 1998 and June 1999, respectively. ThermoRetec Corporation, which had previously been included in the Company's Peer Group, was acquired in a going-private transaction in June 2000. IDM Environmental, which had previously been included in the Company's Peer Group, was acquired by Fusion Network Holdings in April 2000.

                       CET ENVIRONMENTAL SERVICES, INC.

                    COMPARATIVE CUMULATIVE TOTAL RETURNS
                       CET ENVIRONMENTAL SERVICES, INC.
                         S&P 500 INDEX AND PEER GROUP
                (Performance results through December 31, 2000)


                   [STOCK PERFORMANCE GRAPH INSERTED HERE]

                   12/31/95   12/31/96   12/31/97   12/31/98   12/31/99   12/31/00

CET Environmental
  Services, Inc.   $100.00    $ 61.33    $ 74.00    $ 13.33    $ 22.67    $  6.63
Peer Group         $100.00    $ 81.61    $ 90.36    $ 73.89    $ 74.41    $ 62.56
S&P 500            $100.00    $122.95    $163.95    $210.80    $255.15    $231.91


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     From July 1992 to December 1998, the Company relied upon financing from the Birnie Trust. The mother-in-law of Steven Davis, the Company's President, is trustee of the Birnie Trust and Mr. Davis' wife is a beneficiary. The Company borrowed funds from the Birnie Trust pursuant to one-year promissory notes which bore interest at 10% per annum. The Birnie Trust was also an investor in the Company's private offering of debt securities, described below. The maximum principal amount outstanding at any one time was $671,800.

     In March and April 1995, the Company issued debt securities in a private offering pursuant to which it raised $890,000. The Birnie Trust held $400,000 of such Subordinated Notes and other relatives of Mr. Davis held $230,000 of such Subordinated Notes. A relative of Mr. Cotton held $50,000 of such Subordinated Notes. On March 1, 1996, the remaining balances were repaid on all Subordinated Notes except for $471,800 (comprised of a $337,000 Note held by the Birnie Trust and $134,800 of Notes held by relatives of Mr. Davis) which was rolled over into new Notes, payable in one year with interest due monthly at ten percent per annum. On July 24, 1996, the Company borrowed an additional $200,000 from the Birnie Trust under a Promissory Note payable in one year at 10% interest. On December 31, 1997, the Promissory Notes to the Birnie Trust totaled $537,000 and to the relatives of Mr. Davis totaled $134,800. These notes were paid in full in December 1998.

     In 2000, 1999 and 1998, the Company provided services to Signal Hill Petroleum, Inc., Paramount Petroleum and Fletcher Oil in the aggregate amount of approximately $18,145, $39,003 and $273,000, respectively. These services include remediation services, ground water monitoring and site investigations for existing properties and environmental assessments in relation to property acquisition. Mr. Barto, Chairman of the Company, is a 50 percent owner of these businesses.

     Starting in 1996, the Company made loans to John G. L. Hopkins, a former Officer and Director of the Company, pursuant to a demand note which bore interest at the rate of 8.25% per annum. Interest was payable monthly and principal was due on demand. During 1997, the Company made advances to Mr. Hopkins and the balance due at December 31, 1999, was $104,036. Mr. Hopkins made an additional payment of $36,765 in March 2000. In June 2000, the Company settled the remainder of this obligation by accepting 18,285 shares of the Company's Common Stock held by Mr. Hopkins.

     On November 30, 1998, the Company borrowed $200,000 from Craig C. Barto, one of the Company's directors, pursuant to a 60-day note which bore interest at 10% per annum. The due date on the note was extended to November 30, 1998, and the note was paid in full by the Company in December 1998.

     On November 24, 1998, the Company borrowed $500,000 from Davis Real Estate Holdings, LLP, owned by Steven Davis, the Company's President, Mr. Davis' wife, Craig C. Barto, one of the Company's Director, and Mr. Barto's wife. The 30-day note bore interest at 10% per annum and was repaid in full by the Company in December 1998.

     The Company sells water it acquires under a water lease to the Centennial Water & Sanitation District. John D. Hendrick, who became a Director of the Company in November 2000, is the General Manager of the Centennial Water & Sanitation District. The Centennial Water & Sanitation District makes payments to an escrow agent who distributes the funds primarily to the lessor and the remainder to the Company. During 2000, the Company invoiced the Centennial Water & Sanitation District $263,843 and recorded revenue of $22,098 under this arrangement.

     All of these transactions were approved by the Board of Directors and were made on terms as fair and reasonable to the Company as those that could be obtained from non-affiliated third parties. Any future transactions between the Company and its officers, directors, employees and affiliates that are outside the scope of the Company's employment relationship with such persons will be subject to the approval of a majority of the disinterested members of the Board of Directors based upon a determination that the terms are at least as favorable to the Company as those that could be obtained from unrelated parties.

                       REPORT OF THE AUDIT COMMITTEE

     The Company has a standing Audit Committee (the "Audit Committee") of the Board of Directors. The Audit Committee presently consists of Craig C. Barto, George Pratt and John D. Hendrick, who are independent (as defined in Section 121(A) of the American Stock Exchange's listing standards). The Audit Committee operates pursuant to a charter (the "Audit Committee Charter") approved and adopted by the Board. The Audit Committee Charter is attached as Exhibit A to this Proxy Statement. The Audit Committee, on behalf of the Board, oversees the Company's financial reporting process. In fulfilling its oversight responsibilities, the Audit Committee reviewed with Management the audited financial statements and the footnotes thereto in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. The Audit Committee held one (1) meeting in 2000.

     The Company's outside independent public accountants, Grant Thornton LLP, are responsible for expressing an opinion on the conformity of the Company's audited financial statements in all material respects, to accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed with the independent public accountants their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed by the Audit Committee with the Company's independent public accountants under Statement on Auditing Standards 61, as amended by SAS 90. The Company's independent public accountants have expressed the opinion that the Company's audited financial statements conform, in all material respects, to accounting principles generally accepted in the United States. The independent public accountants have full and free access to the Audit Committee.

     The Audit Committee discussed with the Company's independent public accountants their independence from management and the Company, and received from them the written disclosures and the letter concerning the independent accountants' independence required by the Independence Standard Board Standard No. 1.

     The Audit Committee discussed with the Company's independent public accountants the overall scope and plans of the audit. The Audit Committee discussed with the independent public accountants the results of their audit, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

     In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board of Directors the selection of Grant Thornton LLP to serve as the Company's independent public accountants for the fiscal year ending December 31, 2001.

          MEMBERS OF THE AUDIT COMMITTEE

                  Craig C. Barto
                  George Pratt
                  John D. Hendrick

                      APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The independent accounting firm of Grant Thornton LLP audited the financial statements of the Company for the year ended December 31, 2000, and has been selected in such capacity for the current fiscal year. At the direction of the Board of Directors, this appointment is being presented to the shareholders for ratification or rejection at the Annual Meeting of Share-

holders. If the shareholders do not ratify the appointment of Grant Thornton LLP, the appointment of auditors will be reconsidered by the Board of Directors.

     It is expected that representatives of Grant Thornton LLP, will be present at the meeting and will be given an opportunity to make a statement if they desire to do so. It is also expected that the representatives will be available to respond to appropriate questions from shareholders.

     AUDIT FEES. The fees billed for professional services rendered by the independent auditors for the audit of the Company's financial statements for the year ended December 31, 2000, and for the reviews of the financial statements included in the Company's Form 10-Q's during the last fiscal year amounted to $66,446.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. The independent auditors did not provide professional services during 2000 relating to financial information systems design and implementation.

     ALL OTHER FEES. The fees billed by the independent auditors during the fiscal year ended December 31, 2000 for non-audit services rendered amounted to $18,207. These services consisted of tax return preparation and 401(k) Plan audit fees. The Audit Committee has considered the other fees paid to Grant Thornton LLP and concluded that they do not impair their independence.

                               OTHER BUSINESS

    As of the date of this Proxy Statement, management of the Company was not aware of any other matter to be presented at the Meeting other than as set forth herein. However, if any other matters are properly brought before the Meeting, the shares represented by valid proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them. A majority vote of the shares represented at the meeting is necessary to approve any such matters.

                                ANNUAL REPORT

     The Company's Annual Report for the year ending December 31, 2000, accompanies this Proxy Statement. The Annual Report is not incorporated into this Proxy Statement and is not to be considered part of the solicitation material.

               DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
               FOR THE ANNUAL MEETING TO BE HELD IN MAY 2002

     Any proposal by a shareholder intended to be presented at the Company's Annual Meeting of Shareholders to be held in May 2002 must be received at the offices of the Company, 7032 South Revere Parkway, Englewood, Colorado 80112, no later than December 20, 2001, in order to be included in the Company's proxy statement and proxy relating to that meeting.

     Shareholders intending to bring any business before the Annual Meeting of Shareholders to be held in May 2002 that is not to be included in the Company's proxy statement and proxy related to that meeting must notify the Company, in writing, prior to March 18, 2002, of the business to be presented. Any such notices received after said date will be considered untimely under Rule 14a-4(c)(1) under the Securities Exchange Act of 1934, as amended.

                                    STEVEN H. DAVIS, PRESIDENT
Englewood, Colorado
April 20, 2001

EXHIBIT A


                        CET ENVIRONMENTAL SERVICES, INC.

                           AUDIT COMMITTEE CHARTER


The Audit Committee ("the Committee"), of the Board of Directors ("the Board") of CET Environmental Services, Inc. ("the Company"), will have the oversight responsibility, authority and specific duties as described below.

COMPOSITION

The Committee will be comprised of three or more directors as determined by the Board, however, until June 14, 2001, the Committee may be comprised of only two independent directors. The members of the Committee will meet the independence and experience requirements of the American Stock Exchange (AMEX) then in effect. The members of the Committee will be elected annually at the annual meeting of the full Board and will be listed in the annual report to shareholders. One of the members of the Committee will be elected Committee Chair by the Board.

RESPONSIBILITY

The Committee is a part of the Board. It's primary function is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholders and the Securities and Exchange Commission (SEC); (ii) the system of internal controls that management has established; and (iii) the internal and external audit process. In addition, the Committee provides an avenue for communication between the independent accountants, financial management and the Board. The Committee should have a clear understanding with the independent accountants that they must maintain an open and transparent relationship with the Committee, and that the ultimate accountability of the independent accountants is to the Board and the Committee. The Committee will make regular reports to the Board concerning its activities.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's business conduct guidelines.

AUTHORITY

Subject to the prior approval of the Board, the Committee is granted the authority to investigate any matter or activity involving financial accounting and financial reporting, as well as the internal controls of the Company. In that regard, the Committee will have the authority to approve the retention of external professionals to render advice and counsel in such matters. All employees will be directed to cooperate with respect thereto as requested by members of the Committee.

MEETINGS

The Committee is to meet at least once annually and as many additional times as the Committee deems necessary. Content of the agenda for each meeting should be cleared by the Committee Chair. The Committee is to meet in separate executive sessions with the chief financial officer, independent accountants at least once each year and at other times when considered appropriate.

ATTENDANCE

Committee members will strive to be present at all meetings. As necessary or desirable, the Committee Chair may request that members of management and representatives of the independent accountants be present at Committee meetings.

SPECIFIC DUTIES

In carrying out its oversight responsibilities, the Committee will:

1. Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. This should be done in compliance with applicable AMEX Audit Committee Requirements.

2. Review with the Company's management and independent accountants the Company's accounting and financial reporting controls. Obtain annually in writing from the independent accountants their letter as to the adequacy of such controls.

3. Review with the Company's management and independent accountants significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements. Discuss with the independent accountants their judgements about the quality, not just the acceptability, of the Company's accounting principles used in financial reporting.

4. Review the scope and general extent of the independent accountants' annual audit. The Committee's review should include an explanation from the independent accountants of the factors considered by the accountants in determining the audit scope, including the major risk factors. The independent accountants should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures. The Committee will review annually with management the fee arrangement with the independent accountants.

5. Inquire as to the independence of the independent accountants and obtain from the independent accountants, at least annually, a formal written statement delineating all relationships between the independent accountants and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

6. Have a predetermined arrangement with the independent accountants that they will advise the Committee through its Chair and management of the Company of any matters identified through procedures followed for interim quarterly financial statements, and that such notification is to be made prior to the related press release or, if not practicable, prior to filing, or soon thereafter, Forms 10-Q. Also receive a written confirmation provided by the independent accountants at the end of each of the first three quarters of the year that they have nothing to report to the Committee, if that is the case, or the written enumeration of required reporting issues.

7. At the completion of the annual audit, review with management and the independent accountants the following:

    * The annual financial statements and related footnotes and financial information to be included in the Company's annual report to shareholders and on Form 10-K.

    * Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

    * Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit. Inquire about the cooperation received by the independent accountants during their audit, including access to all requested records, data and information. Inquire of the independent accountants whether there have been any disagreements with management which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company's financial statements.

    * Other communications as required to be communicated by the independent accountants by Statement of Auditing Standards (SAS) 61 as amended by SAS 90 relating to the conduct of the audit. Further, receive a written communication provided by the independent accountants concerning their judgment about the quality of the Company's accounting principles, as outlined in SAS 61 as amended by SAS 90, and that they concur with management's representation concerning audit adjustments.

    If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Company's annual report on Form 10-K.

8. After preparation by management and review by independent accountants, approve the report required under SEC rules to be included in the Company's annual proxy statement. The charter is to be published as an appendix to the proxy statement every three years.

9. Discuss with the independent accountants the quality of the Company's financial and accounting personnel. Also, elicit the comments of management regarding the responsiveness of the independent accountants to the Company's needs.

10. Meet with management and the independent accountants to discuss any relevant significant recommendations that the independent accountants may have, particularly those characterized as 'material' or 'serious'. Typically, such recommendations will be presented by the independent accountants in the form of a Letter of Comments and Recommendations to the Committee. The Committee should review responses of management to the Letter of Comments and Recommendations from the independent accountants and receive follow-up reports on action taken concerning the aforementioned recommendations.

11. Recommend to the Board the selection, retention or termination of the Company's independent accountants.

12. Review with management and the independent accountants the methods used to establish and monitor the Company's policies with respect to unethical or illegal activities by Company employees that may have a material impact on the financial statements.

13. Generally as part of the review of the annual financial statements, receive an oral report(s), at least annually, from the Company's counsel concerning legal and regulatory matters that may have a material impact on the financial statements.

14. As the Committee may deem appropriate, obtain, weigh and consider expert advice as to Audit Committee related rules of the AMEX, Statements on Auditing Standards and other accounting, legal and regulatory provisions.

P R O X Y
                       CET ENVIRONMENTAL SERVICES, INC.

                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Steven H. Davis with the power to appoint his substitute, and hereby authorizes him to represent and to vote as designated below, all the shares of common stock of CET Environmental Services, Inc. held of record by the undersigned on April 18, 2001, at the Annual Meeting of Shareholders to be held on May 31, 2001, or any adjournment thereof.

     1. The election of four (4) Directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified:

          ___ FOR all nominees listed below (except as marked to the contrary).

          ___ WITHHOLD authority to vote for all the nominees listed below:

                  Craig C. Barto             John D. Hendrick
                  George Pratt               Steven H. Davis

[INSTRUCTION:  To withhold authority to vote for any individual nominee, cross out that nominee's name above.]

     2. The ratification of the appointment of Grant Thornton LLP as the Company's independent accountants for the fiscal year ending December 31, 2001:

          ___  FOR             ___  AGAINST             ___  ABSTAIN

     3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CET ENVIRONMENTAL SERVICES, INC. PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                        (To be signed on the other side)

                        CET ENVIRONMENTAL SERVICES, INC.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE SHAREHOLDER'S SPECIFICATIONS ABOVE. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement.




Dated:  ______________, 2001          _______________________________________
                                      Signature(s) of Shareholder(s)

                                      _______________________________________
                                      Signature(s) of Shareholder(s)


Signature(s) should agree with the name(s) stenciled hereon. Executors, administrators, trustees, guardians and attorneys should indicate when signing. Attorneys should submit powers of attorney.